Exhibit 10.1

Summary of ON Semiconductor Corporation Non-Employee Director Compensation Arrangements

(as approved by the Board of Directors on February 14, 2008)

Retainers and Meeting Fees

Annual Retainers for Board of Directors (Cash)
Chairman of the Board	$100,000	($25,000/quarter)
All other non-employee Directors	$59,000	($14,750/quarter)
Annual Retainers for Board Committees (Cash)
Audit Committee Chair	$20,000	($5,000/quarter)
Audit Committee (non-chair) Members	$10,000	($2,500/quarter)
Compensation Committee Chair	$15,000	($3,750/quarter)
Compensation Committee (non-chair) Members	$7,500	($1,875/quarter)
Corporate Governance and Executive Committee Chair	$8,000	($2,000/quarter)
Corporate Governance and Executive Committee (non-chair) Members	$4,000	($1,000/quarter)
Nominating Committee Chair	$8,000	($2,000/quarter)
Nominating Committee (non-chair) Members	$4,000	($1,000/quarter)

Retainer fees are paid in cash in arrears in four quarterly pro rata installments. All changes to retainers and meeting fees are effective January 1, 2008. Directors will not receive separate fees for attending board or committee meetings.

Equity Compensation

Subject to ON Semiconductor’s 2000 Stock Incentive Plan (“Stock Incentive Plan”), the Board has the discretion to determine the terms (including the amount of compensation) and form of all equity-based awards to Directors.

Initial Directorship – Consistent with past practice, when an individual initially becomes a member of the Board he/she will be granted a stock option (or other comparable equity-based compensation) to purchase a certain number of shares of ON Semiconductor’s common stock with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the Stock Incentive Plan and a relevant stock option grant agreement. Recently, these grants have been for approximately 20,000 shares of common stock.

Annual Director’s Award – Each year, non-employee Directors will be awarded an annual equity award in restricted stock (or other comparable equity-based compensation) providing for automatic conversion to shares of ON Semiconductor’s common stock upon vesting, with vesting to occur on or about the date of grant. These awards will likely be made under and subject to the Stock Incentive Plan and a relevant award agreement. Each award will be determined annually in an amount allowing total Director compensation to be at or about the mid-point of ON Semiconductor’s established peer group, based on a study to be provided by a compensation consultant chosen and hired by the Compensation Committee. The annual equity award will be obtained by subtracting $76,000 (the cash compensation earned by a “baseline” Director who receives the annual retainer of $59,000 and also serves on both the Audit and Compensation Committees) from the midpoint total compensation amount determined as described above, and dividing the resulting amount by the closing common stock price of ON Semiconductor on the date of grant. If Director is appointed after the date of the annual grant, the award will be prorated based upon the days of service left in the fiscal year in which the Director’s service begins.

Other Information

Non-employee Directors are reimbursed for reasonable expenses to attend Board and Committee meetings and to perform other relevant Board duties.